[CENTRAL BANCORP LETTERHEAD]





Contact: William P. Morrissey
         Senior Vice President                          For Release: Immediately
         (617) 628-4000

               CENTRAL BANCORP REPORTS SECOND QUARTER EARNINGS AND
                      FINAL ANNUAL MEETING ELECTION RESULTS

     SOMERVILLE,   MASSACHUSETTS,  October  25,  2002--  Central  Bancorp,  Inc.
(NASDAQ: CEBK) today reported that its net income increased over 18% to $668,000, or $0.42 per diluted share, for the three months ended September 30, 2002, from $564,000, or $0.34 per diluted share, for the corresponding quarter in the prior fiscal year. Exclusive of the after-tax impact of gains and losses on the sales and write-downs of investment securities, core earnings increased 67% in the current fiscal quarter compared to the same quarter in the prior year. This significant improvement occurred despite additional costs incurred during the current quarter in connection with the contested election of directors at this year's annual meeting which, after taxes, reduced net income by approximately $190,000. The elimination of goodwill amortization in the current year, as required by a change in generally accepted accounting principles, contributed $72,000 to the improved quarterly results.

     The increase in net income in the second quarter, as compared to the same quarter in the prior year, occurred despite a decrease of $342,000, before taxes, in net gains and losses on sales and write-downs of investment securities. During the quarter ended September 30, 2002, the Company recognized write-downs of $220,000 in certain equity securities due to an impairment in value deemed to be other than temporary.

     For the six months ended September 30, 2002, net income increased 55% to $1,695,000, or $1.05 per diluted share, from $1,094,000, or $0.65 per diluted share in the year earlier period. Exclusive of the after-tax impact of gains and losses on the sales and write-downs of investment securities, core earnings doubled during the first six months of the current fiscal year compared to the same period in the prior year.


                                   (continued)

Central Bancorp, Inc.
Page 2 of 3


     John D. Doherty, President & Chief Executive Officer, stated, "I am pleased that we were able to continue to improve significantly our core earnings in the second quarter as compared to last year. Core deposits increased at an annualized rate of over 15% during the current quarter and helped to partially offset the pressures on the net interest margin caused by the unprecedented level of mortgage loan prepayments and the related decrease in loan yields."

     The significant increase in core earnings in the quarter ended September 30, 2002, as compared to the same period in the prior year, primarily resulted from an increase of $756,000 in net interest and dividend income due to the Bank's lower cost of funds. The Company experienced a narrowing in its net interest margin to 3.56% in the most recently completed quarter from 3.76% in the first quarter of the current fiscal year. The narrowing of the Company's net interest margin is attributable to the decline in yield on interest-earning assets resulting from a record level of mortgage refinancings in the current low interest rate environment.

     Loan quality continued to be outstanding with only one loan having a balance of $599,000 delinquent in excess of 90 days at September 30, 2002. In addition, loan delinquencies continued to be minimal and the Company held no foreclosed assets at end of the current quarter.

     The Company also announced today that final results of the election of three directors at the 2002 Annual Meeting of stockholders confirmed that Paul
E. Bulman, Garrett Goodbody and Richard Fates received a plurality of the votes cast.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices in suburban Boston.

                           (See accompanying tables.)

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This earnings report may contain certain forward-looking  statements,  which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental,
regulatory  and  technological   factors  affecting  the  Company's  operations,
pricing, products and services.
--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 3 of 3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  Quarter Ended    Six Months Ended
                                                  September 30,     September 30,
                                                 ---------------   ---------------
                                                   2002     2001    2002      2001
                                                 ---------------   ---------------
                                                    (Unaudited)      (Unaudited)
Net interest and dividend income                 $4,116   $3,360   $8,396   $6,596
Net gain (loss) on sales and write-downs
  of investment securities                         (221)     121     (210)     324
Other non-interest income                           279      216      491      422
Non-interest expenses                             3,132    2,806    6,023    5,618
                                                 ------   ------   ------   ------
  Income before taxes                             1,042      891    2,654    1,724
Provision for income taxes                          374      327      959      630
                                                 ------   ------   ------   ------
  Net income                                     $  668   $  564   $1,695   $1,094
                                                 ======   ======   ======   ======
Earnings per share:
  Basic                                          $ 0.42   $ 0.34   $ 1.06   $ 0.66
                                                 ======   ======   ======   ======
  Diluted                                        $ 0.42   $ 0.34   $ 1.05   $ 0.65
                                                 ======   ======   ======   ======

Weighted average number of shares outstanding:
  Basic                                           1,585    1,666    1,592    1,664
                                                 ======   ======   ======   ======
  Diluted                                         1,600    1,683    1,609    1,678
                                                 ======   ======   ======   ======
RECONCILIATION OF GAAP
  EARNINGS TO CORE EARNINGS:
Net Income per GAAP                              $  668   $  564   $1,695   $1,094
Net (gain) loss on sales and write-downs of
  investment securities, net of taxes               146      (77)     139     (207)
                                                 ======   ======   ======   ======
Core Earnings                                    $  814   $  487   $1,834   $  887
                                                 ======   ======   ======   ======

                         CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                    SEPTEMBER 30,       March 31,
                                                        2002              2002
                                                    ----------------------------
                                                    (UNAUDITED)
Total assets                                          $470,543          $468,219
Total loans                                            369,843           371,707
Allowance for loan losses                                3,294             3,292
Deposits                                               276,447           261,907
Borrowings                                             151,700           164,000
Stockholders' equity                                    39,419            38,954